Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 16, 2012, relating to the consolidated financial statements of Snap-on Incorporated and the effectiveness of Snap-on Incorporated’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Snap-on Incorporated for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

December 14, 2012